Exhibit 99.1
Liberty Latin America Reports Q4 and FY 2024 Results
~100,000 organic fixed and mobile subscriber net adds in 2024
Robust revenue & Adj. OIBDA growth in C&W Caribbean, Panama & Costa Rica
Puerto Rico remains challenged; rebuilding in 2025
~400,000 homes passed or upgraded using FTTH; 97% of footprint Gigabit-ready
Successfully refinanced $3.3bn of C&W credit silo debt in last 6 months
Denver, Colorado - February 19, 2025: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced its financial and operating results for the three months (“Q4”) and twelve months (“YTD” and “FY”) ended December 31, 2024.
CEO Balan Nair commented, “In 2024, we made significant investments in our networks and products, driving broadband and postpaid mobile subscriber growth. Successful operational execution and a focus on cost efficiencies drove strong Adjusted OIBDA growth in C&W Caribbean, Panama and Costa Rica. In Puerto Rico, we had a challenging year as we completed our migration from AT&T's platforms and we now aim to pivot to a growth trajectory for this business.”
“We are committed to delivering leading services across our markets, and continue to invest in our fixed, mobile and subsea networks. By the end of 2024, 97% of our fixed networks were enabled to deliver speeds of at least 1Gbps compared to approximately 80% at the end of 2023, and we are on-track to reach nearly 100% in 2025. In mobile, we expanded our coverage and capacity through upgrades and selective spectrum acquisitions. Finally, in subsea within Liberty Networks, we are progressing with plans to build new systems whilst investing in capacity upgrades across existing routes.”
“Our capital structure was also strengthened as we completed our near-term refinancing targets for the C&W credit silo earlier this month. We raised $3.3 billion of debt in aggregate since last October, thereby extending the silo's weighted average maturity profile to 6.5 years. This highlights our ability to access markets efficiently, demonstrates the strength of the C&W credit silo, and positions the business for continued growth.”
“Looking ahead to 2025, we are positioned for a positive year and continue to see a path to achieving our previously announced three-year guidance targets for Adjusted OIBDA and Adjusted FCF. After year one of the guidance period, we are behind where we expected to be given the impact of the Puerto Rico migration and slow recovery, and so the key for us will be to drive outperformance in other areas and quickly return our Puerto Rican business to sustained growth. Following significant investments, including the completion of our copper to FTTH upgrades across the group and IT and mobile network upgrades in Puerto Rico, we are reducing our annual expectations for LLA P&E additions to revenue to 14% from 16%, further supporting Adjusted FCF generation.”

FY 2024 Business Highlights
•C&W Caribbean: solid end to the year, well positioned for further growth
◦Adjusted OIBDA margin up by nearly 200 basis points to 43%
◦YoY reported and rebased Adjusted OIBDA growth of 6% and 7%, respectively
•C&W Panama: mobile momentum & double-digit Adjusted OIBDA growth
◦>100,000 mobile subscriber additions in 2024
◦YoY double-digit Adjusted OIBDA growth of 18%
•Liberty Networks: strong enterprise performance
◦Double-digit reported growth in enterprise business
◦Wholesale revenue impacted by non-cash IRU amortization
•Liberty Puerto Rico: mobile challenges, fixed operations remain stable
◦Postpaid mobile churn reducing sequentially
◦Liberty recognized as having the island's fastest fixed and most reliable mobile network
•Liberty Costa Rica: continued strong operating and financial performance
◦Over 110,000 postpaid adds in 2024, 31% higher YoY
◦Double-digit reported revenue & Adjusted OIBDA growth
Financial and Operating Highlights

Financial Highlights	Q4 2024	Q4 2023	YoY Increase / (Decrease)	YoY Rebased Decrease[1]	FY 2024	FY 2023	YoY Decrease	YoY Rebased Decrease[1]

(USD in millions)
Revenue	$1,150	$1,164	(1%)	(2%)	$4,457	$4,511	(1%)	(2%)
Operating income (loss)	$128	$113	13%		$(48)	$518	N.M.
Adjusted OIBDA[2]	$427	$432	(1%)	(2%)	$1,594	$1,702	(6%)	(7%)
Property & equipment additions	$240	$207	16%		$725	$731	(1%)
As a percentage of revenue	21%	18%			16%	16%

Adjusted FCF before distributions to noncontrolling interest owners	$196	$218			$116	$273
Distributions to noncontrolling interest owners	(33)	(34)			(55)	(75)
Adjusted FCF[3]	$163	$184			$61	$198

Cash provided by operating activities	$399	$391			$756	$897
Cash used by investing activities	$(175)	$(163)			$(689)	$(616)
Cash provided (used) by financing activities	$(153)	$193			$(386)	$(62)
Amounts may not recalculate due to rounding.
N.M. – Not Meaningful.

Operating Highlights[4]	Q4 2024	Q3 2024

Total customers	1,936,500	1,947,400
Organic customer losses	(2,700)	(18,900)
Fixed RGUs	3,987,600	3,986,100
Organic RGU additions (losses)	14,100	(11,300)
Organic internet additions (losses)	3,700	(7,600)
Mobile subscribers	8,054,300	7,989,300
Organic mobile gains	53,600	9,400
Organic postpaid additions (losses)	13,000	(4,000)

Revenue Highlights
The following table presents (i) revenue of each of our segments and corporate operations for the periods indicated and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
	December 31,				December 31,
	2024	2023	%	Rebased %	2024	2023	%	Rebased %
	in millions, except % amounts

C&W Caribbean	$370.8	$366.4	1	2	$1,462.8	$1,437.0	2	2
C&W Panama	208.8	206.1	1	1	763.2	742.6	3	3
Liberty Networks	110.0	113.5	(3)	(2)	447.5	453.3	(1)	(2)
Liberty Puerto Rico	316.5	353.5	(10)	(13)	1,260.5	1,417.7	(11)	(12)
Liberty Costa Rica	168.1	148.9	13	9	613.1	547.9	12	6
Corporate	4.1	5.0	(18)	(18)	19.6	23.5	(17)	(17)
Eliminations	(28.0)	(29.8)	N.M.	N.M.	(109.8)	(110.9)	N.M.	N.M.
Total	$1,150.3	$1,163.6	(1)	(2)	4,456.9	$4,511.1	(1)	(2)
N.M. – Not Meaningful.
•Reported revenue was 1% lower for both the three months and year ended December 31, 2024, as compared to the corresponding prior-year periods.
◦Reported revenue declined in Q4 primarily driven by a reduction in Liberty Puerto Rico, which was partly offset by organic growth in Liberty Costa Rica.
◦Reported revenue was lower for the FY driven by reduced revenue in Liberty Puerto Rico, partly offset by: (1) net organic growth in Liberty Costa Rica, C&W Caribbean and C&W Panama and (2) net foreign exchange benefits of $29 million.
Q4 2024 Revenue Growth – Segment Highlights
•C&W Caribbean: revenue increased by 1% and 2%, on a reported and rebased basis, respectively.
◦Fixed residential revenue declined by 2% on a reported basis and 1% on a rebased basis. The rebased performance was driven by a $3m negative impact related to Hurricane Beryl, primarily in Jamaica.

◦Mobile residential revenue increased by 6% on a reported basis and 7% on a rebased basis. Performance was driven by 43,000 net postpaid subscriber additions over the last twelve months and higher prepaid ARPU following price increases, primarily in Jamaica.
◦B2B revenue was flat and 1% higher, respectively, on a reported and rebased basis. Year-over-year rebased growth was mainly driven by an increase in recurring fixed and managed services revenue.
•C&W Panama: revenue was broadly stable, growing by 1% on a reported and rebased basis, year-over-year.
◦Fixed residential revenue was up 2%, driven by broadband RGU additions following expansion of our FTTH networks, products and commercial activities.
◦Mobile residential revenue grew by 20%, driven by: (i) subscription and handset equipment growth following the addition of 78,000 postpaid subscribers over the last twelve months, including gains following the exit of a competitor, and (ii) improved prepaid ARPU as our products and promotions led to increased recharge activity.
◦B2B revenue fell by 13%, primarily due to lower revenue from government-related projects, some of which we anticipate to be executed in 2025.
•Liberty Networks: revenue declined by 3% and 2% on a reported and rebased basis, respectively. The year-over-year decline was driven by lower wholesale network revenue as compared to the prior-year period when we won a significant new contract. This was partly offset by higher enterprise revenue due primarily to continued growth in managed services and B2B connectivity.
•Liberty Puerto Rico: revenue was 10% and 13% lower on a reported and rebased basis, respectively, year-over-year. The rebased comparison includes the acquisition of EchoStar's Puerto Rico and USVI prepaid mobile customer base on September 3, 2024, which contributed $10 million of revenue in each of the current and corresponding prior-year quarters.
◦Residential fixed revenue declined by 2% year-over-year, on both a reported and rebased basis, primarily due to lower ARPU caused by retention-related discounts.
◦Residential mobile revenue was 16% and 20% lower compared to the prior-year period on a reported and rebased basis, respectively. This was driven by a reduction in mobile subscribers and ARPU, year-over-year, impacted by disruption related to the migration of customers to our mobile network, and lower equipment sales due to promotional activity.
◦B2B revenue declined by 21% year-over-year, on both a reported and rebased basis, primarily reflecting the cancellation of the FCC's Emergency Connectivity Fund (ECF) which led to a reduction of 61,000 mobile postpaid subs over the past year as well as a reduction in subscribers related to migration challenges and associated credits issued for billing adjustments.
Sequentially, revenue grew by 3% on a reported basis driven by the EchoStar acquisition, and prepaid subscribers grew organically for the third consecutive quarter.
•Liberty Costa Rica: revenue grew by 13% on a reported basis and 9% on a rebased basis, year-over-year. Reported performance benefited from a $7 million positive foreign exchange impact as the Costa Rican colon appreciated against the U.S. dollar. The strong year-over-year rebased performance was mainly driven by higher mobile revenue, primarily due to postpaid subscriber growth, and an increase in B2B project-related revenue.

Operating Income (Loss)
•Operating income (loss) was $128 million and $113 million for the three months ended December 31, 2024 and 2023, respectively, and ($48 million) and $518 million for the years ended December 31, 2024 and 2023, respectively.
◦Operating income increased during the three months ended December 31, 2024, as compared to the corresponding period in 2023, mostly driven by the net effect of (i) lower depreciation and amortization, (ii) an increase in impairment, restructuring and other operating items, net, and (iii) an increase in share-based compensation and other Employee Incentive Plan-related expense. We reported an operating loss during the year ended December 31, 2024, as compared to operating income during the corresponding period in 2023, primarily due to the net effect of (i) the impairment of the goodwill balance at Liberty Puerto Rico (ii) a decline in Adjusted OIBDA and (iii) a decrease in depreciation and amortization expense.
Adjusted OIBDA Highlights
The following table presents (i) Adjusted OIBDA of each of our reportable segments and our corporate category for the periods indicated and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase (decrease)		Year ended		Increase (decrease)
	December 31,				December 31,
	2024	2023	%	Rebased %	2024	2023	%	Rebased %
	in millions, except % amounts

C&W Caribbean	$168.0	$160.0	5	6	$633.3	$596.9	6	7
C&W Panama	79.4	66.7	19	19	269.7	227.7	18	18
Liberty Networks	61.1	61.5	(1)	—	242.7	261.5	(7)	(7)
Liberty Puerto Rico	79.9	103.9	(23)	(24)	308.3	485.5	(36)	(37)
Liberty Costa Rica	67.0	57.9	16	11	229.5	203.1	13	7
Corporate	(28.1)	(18.1)	(55)	(55)	(89.8)	(73.1)	(23)	(23)
Total	$427.3	$431.9	(1)	(2)	$1,593.7	$1,701.6	(6)	(7)

Operating income (loss) margin	11.1%	9.7%	(1.1)%	11.5%

Adjusted OIBDA margin	37.1%	37.1%	35.8%	37.7%

N.M. – Not Meaningful.
•Reported Adjusted OIBDA for the three months and year ended December 31, 2024 decreased by 1% and 6%, respectively, as compared to the corresponding prior-year periods.
◦Reported Adjusted OIBDA declined in Q4 and the FY as organic reductions in Liberty Puerto Rico were partly offset by growth in C&W Panama, C&W Caribbean and Liberty Costa Rica.
Q4 2024 Adjusted OIBDA Growth – Segment Highlights
•C&W Caribbean: Adjusted OIBDA increased by 5% and 6% on a reported and rebased basis, respectively. Our Adjusted OIBDA margin improved by over 150 basis points year-over-year to 45% in the fourth quarter.

•C&W Panama: Adjusted OIBDA increased by 19% on both a reported and rebased basis, driven by product mix and synergies from the Claro Panama acquisition.
•Liberty Networks: Adjusted OIBDA decreased by 1% on a reported basis and was flat on a rebased basis, year-over-year. The revenue decline in the quarter was offset by lower interconnect charges in the current year and a non-recurring cost in the prior-year period.
•Liberty Puerto Rico: Adjusted OIBDA declined by 23% and 24% on a reported and rebased basis, respectively. The performance was driven primarily by the impact of our aforementioned revenue decline, partly offset by the net impact of: (i) lower operating costs and expenses due to the termination of our TSA with AT&T following migration, (ii) increased bad debt charges largely related to equipment installment programs and (iii) lower staff costs due to efficiency programs.
•Liberty Costa Rica: Adjusted OIBDA grew by 16% and 11% on a reported and rebased basis, respectively. Rebased performance was driven by the aforementioned revenue growth. Our Adjusted OIBDA margin improved by approximately 100 basis points year-over-year to 40% in the fourth quarter.
Net Loss Attributable to Shareholders
•Net loss attributable to shareholders was $178 million and $657 million for the three months and year ended December 31, 2024, respectively, and $103 million and $74 million for the three months and year ended December 31, 2023, respectively.

Property & Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions (P&E Additions) for the indicated periods and reconciles to cash paid for capital expenditures, net.

	Three months ended		Year ended
	December 31,		December 31,
	2024	2023	2024	2023
	USD in millions

Customer Premises Equipment	$39.9	$40.8	$159.4	$178.1
New Build & Upgrade	58.3	56.2	160.4	158.7
Capacity	32.1	24.2	104.7	94.3
Baseline	92.5	68.0	246.6	234.9
Product & Enablers	17.3	17.4	54.2	64.9
Property & equipment additions	240.1	206.6	725.3	730.9
Assets acquired under capital-related vendor financing arrangements	(37.4)	(26.1)	(154.9)	(143.8)
Changes in current liabilities related to capital expenditures and other	(39.0)	(18.4)	(30.0)	(2.1)
Capital expenditures, net	$163.7	$162.1	$540.4	$585.0

Property & equipment additions as % of revenue	20.9%	17.8%	16.3%	16.2%

Property & Equipment Additions:
C&W Caribbean	$76.3	$61.3	$226.9	$235.1
C&W Panama	29.9	34.2	104.8	117.0
Liberty Networks	13.1	10.5	49.3	47.6
Liberty Puerto Rico	85.1	60.6	220.9	219.0
Liberty Costa Rica	26.1	29.1	81.4	75.3
Corporate	9.6	10.9	42.0	36.9
Property & equipment additions	$240.1	$206.6	$725.3	$730.9

Property & Equipment Additions as a Percentage of Revenue by Reportable Segment:
C&W Caribbean	20.6%	16.7%	15.5%	16.4%
C&W Panama	14.3%	16.6%	13.7%	15.8%
Liberty Networks	11.9%	9.3%	11.0%	10.5%
Liberty Puerto Rico	26.9%	17.1%	17.5%	15.4%
Liberty Costa Rica	15.5%	19.5%	13.3%	13.7%

New Build and Homes Upgraded by Reportable Segment[1]:
C&W Caribbean	31,000	25,800	118,800	142,100
C&W Panama	12,200	21,300	49,300	115,300
Liberty Puerto Rico	16,500	9,100	55,000	50,500
Liberty Costa Rica	33,700	8,100	171,200	41,300
Total	93,400	64,300	394,300	349,200
1.Table excludes Liberty Networks as that segment only provides B2B-related services.

Summary of Debt, Finance Lease Obligations and Cash & Cash Equivalents
The following table details the U.S. dollar equivalent balances of the outstanding principal amounts of our debt and finance lease obligations, and cash and cash equivalents at December 31, 2024:

	Debt	Finance lease obligations	Debt and finance lease obligations	Cash, cash equivalents and restricted cash related to debt
	in millions

Liberty Latin America[1]	$2.5	$—	$2.5	$90.6
C&W2	4,915.4	—	4,915.4	523.0
Liberty Puerto Rico[3]	2,770.9	4.6	2,775.5	36.0
Liberty Costa Rica	450.0	—	450.0	17.7
Total	$8,138.8	$4.6	$8,143.4	$667.3

Consolidated Leverage and Liquidity Information:			December 31, 2024	September 30, 2024

Consolidated debt and finance lease obligations to operating loss ratio			(16.2)x	(15.3)x
Consolidated net debt and finance lease obligations to operating loss ratio			(14.8)x	(14.2)x
Consolidated gross leverage ratio[4]			4.9x	5.2x
Consolidated net leverage ratio[4]			4.5x	4.8x
Weighted average debt tenor[5]			4.1 years	3.6 years
Fully-swapped borrowing costs			6.2%	6.1%
Unused borrowing capacity (in millions)[6]			$796.3	$710.1
1.Represents the aggregate amount held by subsidiaries of Liberty Latin America that are outside our borrowing groups.
2.Represents the C&W borrowing group, including the C&W Caribbean, Liberty Networks and C&W Panama reportable segments.
3.Cash amount includes restricted cash that serves as collateral against certain letters of credit associated with the funding received from the FCC to continue to expand and improve our fixed network in Puerto Rico.
4.Consolidated leverage ratios are non-GAAP measures. For additional information, including definitions of our consolidated leverage ratios and required reconciliations, see Non-GAAP Reconciliations below.
5.For purposes of calculating our weighted average tenor, total debt excludes vendor financing, debt related to the Tower Transactions, other debt and finance lease obligations.
6.At December 31, 2024, the full amount of unused borrowing capacity under our subsidiaries' revolving credit facilities was available to be borrowed, both before and after completion of the December 31, 2024 compliance reporting requirements.

Quarterly Subscriber Variance

	Fixed and Mobile Subscriber Variance Table — December 31, 2024 vs September 30, 2024
	Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

C&W Caribbean:
Jamaica	1,200	(6,700)	(3,200)	(5,500)	(5,200)	(13,900)	(2,100)	4,300	2,200
The Bahamas	—	(700)	—	(300)	(600)	(900)	2,900	(1,500)	1,400
Trinidad and Tobago	—	(1,200)	(1,700)	(800)	(300)	(2,800)	—	—	—
Barbados	—	400	(200)	800	(400)	200	(900)	1,800	900
Other	2,800	1,400	(100)	2,800	400	3,100	2,200	4,800	7,000
Total C&W Caribbean	4,000	(6,800)	(5,200)	(3,000)	(6,100)	(14,300)	2,100	9,400	11,500
C&W Panama	3,400	2,400	1,000	3,500	3,300	7,800	31,000	8,900	39,900
Total C&W	7,400	(4,400)	(4,200)	500	(2,800)	(6,500)	33,100	18,300	51,400
Liberty Puerto Rico	7,300	(2,100)	100	(1,100)	6,300	5,300	2,200	(21,700)	(19,500)
Liberty Costa Rica	11,700	3,800	5,300	4,300	5,700	15,300	5,300	16,400	21,700
Total Organic Change	26,400	(2,700)	1,200	3,700	9,200	14,100	40,600	13,000	53,600

Q4 2024 Adjustments:
C&W Caribbean - Other (Cayman)	—	—	—	—	(4,400)	(4,400)	—	—	—
C&W Caribbean - Jamaica	15,600	—	—	—	—	—	—	—	—
C&W Panama[1]	(19,300)	(8,200)	(8,200)	—	—	(8,200)	—	—	—
Liberty Puerto Rico[2]	—	—	—	—	—	—	11,400	—	11,400
Total Q4 2024 Adjustments:	(3,700)	(8,200)	(8,200)	—	(4,400)	(12,600)	11,400	—	11,400

Net additions (losses)	22,700	(10,900)	(7,000)	3,700	4,800	1,500	52,000	13,000	65,000
1.The non-organic adjustment to customer relationships and video subscribers reflects losses resulting from the announcement that we will shut down Claro Panama's DTH operations effective mid-January 2025.
2.Represents adjustments associated with the migration to a new prepaid billing system.

ARPU per Customer Relationship
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended			FX-Neutral[1]
	December 31, 2024	September 30, 2024	% Change	% Change
Reportable Segment:
C&W Caribbean	$49.74	$48.06	3%	4%
C&W Panama	$38.45	$38.78	(1%)	(1%)
Liberty Puerto Rico	$72.16	$71.60	1%	1%
Liberty Costa Rica[2]	$41.41	$41.85	(1%)	(3%)
Cable & Wireless Borrowing Group	$46.96	$45.78	3%	3%
Mobile ARPU
The following table provides ARPU per mobile subscriber for the indicated periods:

	Three months ended			FX-Neutral[1]
	December 31, 2024	September 30, 2024	% Change	% Change

Reportable Segment:
C&W Caribbean	$15.21	$15.62	(3%)	(2%)
C&W Panama	$12.40	$12.28	1%	1%
Liberty Puerto Rico[3]	$34.09	$40.17	(15%)	(15%)
Liberty Costa Rica[4]	$7.33	$7.01	5%	2%
Cable & Wireless Borrowing Group	$13.81	$13.96	(1%)	(1%)
1.The FX-Neutral change represents the percentage change on a sequential basis adjusted for FX impacts and is calculated by adjusting the current-period figures to reflect translation at the foreign currency rates used to translate the prior quarter amounts.
2.The ARPU per customer relationship amounts in Costa Rican colones for the three months ended December 31, 2024 and September 30, 2024 were CRC 21,157 and CRC 21,888, respectively.
3.The sequential mobile ARPU decline in Liberty Puerto Rico was impacted by a larger than normal amount of credits provided to customers in Q4, as well as higher handset insurance revenue in Q3.
4.The mobile ARPU amount in Costa Rican colones for the three months ended December 31, 2024 and September 30, 2024 were CRC 3,745 and CRC 3,666, respectively.

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategies, priorities and objectives, financial and operational performance, growth expectations; our digital strategy, product innovation and commercial plans and projects; subscriber growth; expectations on demand for connectivity in the region; the recovery by our Puerto Rico operations; the strength of our balance sheet and tenor of our debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, political or social events, and pandemics, such as COVID-19, the uncertainties surrounding such events, the ability and cost to restore networks in the markets impacted by hurricanes or generally to respond to any such events; the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the ability to obtain regulatory approvals and satisfy the other conditions to closing with respect to the transaction with Millicom in Costa Rica; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands BTC, Flow, Liberty and Más Móvil. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects over 30 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations    Corporate Communications
Kunal Patel    ir@lla.com     Kim Larson    llacommunications@lla.com

Footnotes
1.Rebased growth rates are a non-GAAP measure. The indicated growth rates are rebased for the estimated impacts of FX and an acquisition. See Non-GAAP Reconciliations below.
2.Consolidated Adjusted OIBDA is a non-GAAP measure. For the definition of Adjusted OIBDA and required reconciliations, see Non-GAAP Reconciliations below.
3.Adjusted Free Cash Flow (“Adjusted FCF”) is a non-GAAP measure. For the definition of Adjusted FCF and required reconciliations, see Non-GAAP Reconciliations below.
4.See Glossary for the definition of RGUs and mobile subscribers. Organic figures exclude RGUs and mobile subscribers of acquired entities at the date of acquisition and other non-organic adjustments, but include the impact of changes in RGUs and mobile subscribers from the date of acquisition. All subscriber / RGU additions or losses refer to net organic changes, unless otherwise noted.

Additional Information | Cable & Wireless Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated C&W basis, for the periods indicated, in accordance with U.S. GAAP.

	Three months ended
	December 31,		Change	Rebased change[1]
	2024	2023
	in millions, except % amounts

Revenue	$667.3	$660.6	1%	2%

Operating income	$112.6	$64.7	74%

Adjusted OIBDA	$307.8	$288.2	7%	7%

Property & equipment additions	$119.3	$106.1	12%

Operating income as a percentage of revenue	16.9%	9.8%

Adjusted OIBDA as a percentage of revenue	46.1%	43.6%

Proportionate Adjusted OIBDA	$252.0	$239.2

	Year ended
	December 31,		Change	Rebased change[1]
	2024	2023
	in millions, except % amounts

Revenue	$2,586.4	$2,543.2	2%	2%

Operating income	$385.4	$269.7	43%

Adjusted OIBDA	$1,145.4	$1,086.3	5%	6%

Property & equipment additions	$381.0	$399.7	(5%)

Operating income as a percentage of revenue	14.9%	10.6%

Adjusted OIBDA as a percentage of revenue	44.3%	42.7%

Proportionate Adjusted OIBDA	$949.2	$916.7
1.    Indicated growth rates are rebased for the estimated impacts of FX.

The following table details the U.S. dollar equivalent of the nominal amount outstanding of C&W's third-party debt and cash and cash equivalents:

		December 31,	September 30,
	Facility Amount	2024	2024
	in millions
Credit Facilities:
Revolving Credit Facility due 2027 (Adjusted Term SOFR + 3.25%)	$580.0	$30.0	$110.0
Term Loan Facility B-5 due 2028 (Adjusted Term SOFR + 2.25%)	$1,510.0	1,510.0	1,510.0
Term Loan Facility B-6 due 2029 (Adjusted Term SOFR + 3.00%)	$590.0	590.0	590.0
Total Senior Secured Credit Facilities		2,130.0	2,210.0
4.25% CWP Term Loan due 2028	$435.0	435.0	435.0
Regional and other debt		125.2	124.6
Total Credit Facilities		2,690.2	2,769.6
Notes:
5.75% USD Senior Secured Notes due 2027	$—	—	495.0
6.875% USD Senior Notes due 2027	$735.0	735.0	1,220.0
7.125% USD Senior Secured Notes due 2032	$1,000.0	1,000.0	—
Total Notes		1,735.0	1,715.0
Vendor financing and Tower Transactions		490.2	485.5
Total third-party debt		4,915.4	4,970.1
Less: premiums, discounts and deferred financing costs, net		(33.7)	(24.3)
Total carrying amount of third-party debt		4,881.7	4,945.8
Less: cash and cash equivalents		(523.0)	(479.0)
Net carrying amount of third-party debt		$4,358.7	$4,466.8
•At December 31, 2024, our third-party total and proportionate net debt was $4.4 billion and $4.1 billion, respectively, our Fully-swapped Borrowing Cost was 5.7%, and the average tenor of our debt obligations (excluding vendor financing and debt related to the Tower Transactions) was approximately 4.3 years.
•Our portion of Adjusted OIBDA, after deducting the noncontrolling interests' share, (“Proportionate Adjusted OIBDA”) was $252 million for Q4 2024.
•C&W's Covenant Proportionate Net Leverage Ratio was 3.8x, which is calculated by annualizing the last two quarters of Covenant EBITDA in accordance with C&W's Credit Agreement.
•At December 31, 2024, we had maximum undrawn commitments of $614 million, including $80 million under our regional facilities. At December 31, 2024, the full amount of unused borrowing capacity under our credit facilities (including regional facilities) was available to be borrowed, both before and after completion of the December 31, 2024 compliance reporting requirements.
•The following transactions took place subsequent to December 31, 2024:
◦C&W entered into a $1.5 billion principal amount Term SOFR + 3.25% term loan due January 31, 2032. The drawdown on the C&W Term Loan B-7 Facility was made at a 99.5% original issue discount. The net proceeds from the C&W Term Loan B-7 Facility were used to repay in full the C&W Term Loan B-5 Facility at par.
◦C&W issued $755 million of 9.00% senior notes due January 15, 2033, at par. The net proceeds from the 2033 C&W Senior Notes were used to redeem in full the remaining 2027 C&W Senior Notes at 100.859%.

◦An increase and amendment agreement was signed in respect of the extension agreement on the C&W Revolving Credit Facility originally entered into in September 2024. In accordance with this increase and amendment agreement, including certain new commitments that were made available thereunder, a total of $460 million of commitments under the C&W Revolving Credit Facility (i) had their maturity date extended to April 15, 2029, effective upon the refinancing of the C&W Term Loan B-5 Facility (which occurred subsequent to December 31, 2024), and (ii) will automatically have their maturity date extended to January 31, 2031 upon the occurrence of the refinancing of the C&W Term Loan B-6 Facility.

Liberty Puerto Rico (LPR) Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated Liberty Puerto Rico basis, for the periods indicated, in accordance with U.S. GAAP:

	Three months ended
	December 31,		Change	Rebased change[1]
	2024	2023
	in millions, except % amounts

Revenue	$316.5	$353.5	(10)%	(13)%

Operating income (loss)	$(7.7)	$9.7	(179)%

Adjusted OIBDA	$79.9	$103.9	(23)%	(24)%

Property & equipment additions	$85.1	$60.6	40%

Operating income (loss) as a percentage of revenue	(2.4)%	2.7%

Adjusted OIBDA as a percentage of revenue	25.2%	29.4%

	Year ended
	December 31,		Change	Rebased change[1]
	2024	2023
	in millions, except % amounts

Revenue	$1,260.5	$1,417.7	(11)%	(12)%

Operating income (loss)	$(522.8)	$175.2	(398)%

Adjusted OIBDA	$308.3	$485.5	(36)%	(37)%

Property & equipment additions	$220.9	$219.0	1%

Operating income (loss) as a percentage of revenue	(41.5)%	12.4%

Adjusted OIBDA as a percentage of revenue	24.5%	34.2%
1.    Indicated growth rates are rebased for the estimated impacts of an acquisition.

The following table details the nominal amount outstanding of Liberty Puerto Rico's third-party debt, finance lease obligations and cash and cash equivalents:

		December 31,	September 30,
	Facility amount	2024	2024
	in millions

Credit Facilities:
Revolving Credit Facility due 2027 (Adjusted Term SOFR + 3.50%)	$172.5	$50.0	$50.0
Term Loan Facility due 2028 (Adjusted Term SOFR + 3.75%)	$620.0	620.0	620.0
Total Senior Secured Credit Facilities		670.0	670.0
Notes:
6.75% Senior Secured Notes due 2027	$1,161.0	1,161.0	1,161.0
5.125% Senior Secured Notes due 2029	$820.0	820.0	820.0
Total Notes		1,981.0	1,981.0
Vendor financing, Tower Transactions and other		119.9	127.0
Finance lease obligations		4.6	4.7
Total debt and finance lease obligations		2,775.5	2,782.7
Less: premiums and deferred financing costs, net		(17.1)	(18.4)
Total carrying amount of debt		2,758.4	2,764.3
Less: cash, cash equivalents and restricted cash related to debt[1]		(36.0)	(39.7)
Net carrying amount of debt		$2,722.4	$2,724.6
1.Cash amounts include restricted cash that serves as collateral against certain letters of credit associated with funding received from the FCC to continue to expand and improve our fixed network in Puerto Rico.
•At December 31, 2024, our Fully-swapped Borrowing Cost was 6.2% and the average tenor of our debt (excluding vendor financing, debt related to the Tower Transactions and other debt) was approximately 3.5 years.
•LPR's Covenant Consolidated Net Leverage Ratio was 7.4x, which is calculated by annualizing the last two quarters of Covenant EBITDA in accordance with LPR’s Group Credit Agreement.
•At December 31, 2024, we had maximum undrawn commitments of $123 million. At December 31, 2024, the full amount of unused borrowing capacity under our revolving credit facility was available to be borrowed, both before and after completion of the December 31, 2024 compliance reporting requirements.

Liberty Costa Rica Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated Liberty Costa Rica basis, for the periods indicated, in accordance with U.S. GAAP:

	Three months ended
	December 31,		Change
	2024	2023
	CRC in billions, except % amounts

Revenue	85.8	79.2	9%

Operating income	19.8	18.1	9%

Adjusted OIBDA	34.2	30.8	11%

Property & equipment additions	13.3	15.5	(14%)

Operating income as a percentage of revenue	23.1%	22.9%

Adjusted OIBDA as a percentage of revenue	39.9%	38.9%

	Year ended
	December 31,		Change
	2024	2023
	CRC in billions, except % amounts

Revenue	315.8	297.6	6%

Operating income	64.3	55.5	16%

Adjusted OIBDA	118.2	110.2	7%

Property & equipment additions	42.0	40.7	3%

Operating income as a percentage of revenue	20.4%	18.6%

Adjusted OIBDA as a percentage of revenue	37.4%	37.0%

The following table details the borrowing currency and Costa Rican colón equivalent of the nominal amount outstanding of Liberty Costa Rica's third-party debt and cash and cash equivalents:

	December 31,		September 30,
	2024		2024
	Borrowing currency in millions	CRC equivalent outstanding in billions

10.875% Term Loan A Facility due 2031[1]	$50.0	25.5	26.0
10.875% Term Loan B Facility due 2031[1]	$400.0	204.2	207.9
Revolving Credit Facility due 2028 (Term SOFR + 4.25%)	$60.0	—	3.1
Total debt		229.7	237.0
Less: deferred financing costs		(6.3)	(6.7)
Total carrying amount of debt		223.4	230.3
Less: cash and cash equivalents		(9.0)	(4.5)
Net carrying amount of debt		214.4	225.8

Exchange rate (CRC to $)		510.5	519.8
1.    From July 15, 2028 and thereafter, the interest rate is subject to increase by 0.125% per annum for each of the two Sustainability Performance Targets (as defined in the credit agreement) not achieved by Liberty Costa Rica by no later than December 31, 2027.

•At December 31, 2024, our Fully-swapped Borrowing Cost was 10.9% and the average tenor of our debt was approximately 6.0 years.
•LCR's Covenant Consolidated Net Leverage Ratio was 1.8x, which is calculated by annualizing the last two quarters of Covenant EBITDA in accordance with LCR’s Credit Agreement.
•At December 31, 2024, we had maximum undrawn commitments of $60 million (CRC 31 billion). At December 31, 2024, the full amount of unused borrowing capacity under our revolving credit facility was available to be borrowed, both before and after completion of the December 31, 2024 compliance reporting requirements.

Subscriber Table

	Consolidated Operating Data — December 31, 2024
	Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

C&W Caribbean:
Jamaica	761,500	339,100	122,300	327,200	322,900	772,400	1,090,000	127,400	1,217,400
The Bahamas	125,700	31,900	7,800	26,300	31,000	65,100	131,400	24,000	155,400
Trinidad and Tobago	341,700	140,400	94,700	124,700	88,200	307,600	—	—	—
Barbados	140,400	85,500	38,300	79,700	67,200	185,200	78,800	54,900	133,700
Other	387,200	213,800	68,800	193,100	102,900	364,800	314,400	143,500	457,900
Total C&W Caribbean	1,756,500	810,700	331,900	751,000	612,200	1,695,100	1,614,600	349,800	1,964,400
C&W Panama	959,300	262,200	161,700	255,400	242,500	659,600	1,534,800	422,900	1,957,700
Total C&W	2,715,800	1,072,900	493,600	1,006,400	854,700	2,354,700	3,149,400	772,700	3,922,100
Liberty Puerto Rico[1]	1,191,800	574,100	230,900	544,400	286,300	1,061,600	192,400	669,500	861,900
Liberty Costa Rica[2]	828,100	289,500	197,400	277,400	96,500	571,300	2,251,300	1,019,000	3,270,300
Total	4,735,700	1,936,500	921,900	1,828,200	1,237,500	3,987,600	5,593,100	2,461,200	8,054,300

1.Postpaid mobile subscribers include 125,000 CRUs.
2.Our homes passed in Liberty Costa Rica include 54,000 homes on a third-party network that provides us long-term access.

Glossary
Adjusted OIBDA Margin – Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales and late fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO fixed services by the average of the opening and closing balances for customer relationships for the indicated period. ARPU per average mobile subscriber is calculated by dividing the average monthly mobile service revenue by the average of the opening and closing balances for mobile subscribers for the indicated period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per average RGU is calculated by dividing the average monthly subscription revenue from the applicable residential fixed service by the average of the opening and closing balances of the applicable RGUs for the indicated period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
Consolidated Debt and Finance Lease Obligations to Operating Income Ratio – Defined as total principal amount of debt outstanding (including liabilities related to vendor financing, debt related to the Tower Transactions, other debt and finance lease obligations) to annualized operating income from the most recent two consecutive fiscal quarters.
Consolidated Net Debt and Finance Lease Obligations to Operating Income Ratio – Defined as total principal amount of debt outstanding (including liabilities related to vendor financing, debt related to the Tower Transactions, other debt and finance lease obligations) less cash, cash equivalents and restricted cash related to debt to annualized operating income from the most recent two consecutive fiscal quarters.
CRU – Corporate responsible user.
Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.
Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our debt (excluding finance leases and including vendor financing obligations, debt related to the Tower Transactions and other debt), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.
Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results.
Internet (Broadband) RGU – A home, residential multiple dwelling unit or commercial unit that receives internet services over our network.
Leverage – Our gross and net leverage ratios, each a non-GAAP measure, are defined as total debt (total principal amount of debt outstanding, including liabilities related to vendor financing, debt related to the Tower Transactions, other debt and finance lease obligations, net of projected derivative principal-related cash payments (receipts)) and net debt to annualized Adjusted OIBDA of the latest two quarters. Net debt is defined as total debt less cash, cash equivalents and restricted cash related to debt. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.

Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. Our Liberty Puerto Rico segment prepaid subscriber count includes mobile reseller subscribers, which represent organizations that purchase minutes and data at wholesale prices and subsequently resell it under the purchaser's brand name. These reseller subscribers result in a significantly lower ARPU than the remaining subscribers included in our prepaid balance. Additionally, our Liberty Puerto Rico segment postpaid subscriber count includes CRUs, which represent an individual receiving mobile services through an organization that has entered into a contract for mobile services with us and where the organization is responsible for the payment of the CRU’s mobile services.
NPS – Net promoter score.
Property and Equipment Addition Categories
•Customer Premises Equipment: Includes capitalizable equipment and labor, materials and other costs directly associated with the installation of such CPE;
•New Build & Upgrade: Includes capitalizable costs of network equipment, materials, labor and other costs directly associated with entering a new service area and upgrading our existing network;
•Capacity: Includes capitalizable costs for network capacity required for growth and services expansions from both existing and new customers. This category covers Core and Access parts of the network and includes, for example, fiber node splits, upstream/downstream spectrum upgrades and optical equipment additions in our international backbone connections;
•Baseline: Includes capitalizable costs of equipment, materials, labor and other costs directly associated with maintaining and supporting the business. Relates to areas such as network improvement, property and facilities, technical sites, information technology systems and fleet; and
•Product & Enablers: Discretionary capitalizable costs that include investments (i) required to support, maintain, launch or innovate in new customer products, and (ii) in infrastructure, which drive operational efficiency over the long term.
Proportionate Net Leverage Ratio (C&W) – Calculated in accordance with C&W's Credit Agreement, taking into account the ratio of outstanding indebtedness (subject to certain exclusions) less cash and cash equivalents to EBITDA (subject to certain adjustments) for the last two quarters annualized, with both indebtedness and EBITDA reduced proportionately to remove any noncontrolling interests' share of the C&W group.
Revenue Generating Unit (RGU) – RGU is separately a video RGU, internet RGU or telephony RGU. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Puerto Rico subscribed to our video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. RGUs are generally counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled video, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as RGUs during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
SOHO – Small office/home office customers.
Telephony RGU – A home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony RGUs exclude mobile subscribers.

Tower Transactions – Transactions entered into during 2023 associated with certain of our mobile towers across various markets that (i) have terms of 15 or 20 years and did not meet the criteria to be accounted for as a sale and leaseback and (ii) also include "build to suit" sites that we are obligated to construct over the next 5 years.
U.S. GAAP – Generally accepted accounting principles in the United States.
Video RGU – A home, residential multiple dwelling unit or commercial unit that receives our video service over our network, primarily via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Video RGUs that are not counted on an EBU basis are generally counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one RGU.
Additional General Notes
Most of our operations provide telephony, broadband internet, mobile data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO customers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHO customers, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs and SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO customers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.
Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Puerto Rico. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.
While we take appropriate steps to ensure that subscriber and homes passed statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber and homes passed counting process. We periodically review our subscriber and homes passed counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber and homes passed statistics based on those reviews.

Non-GAAP Reconciliations
We include certain financial measures in this press release that are considered non-GAAP measures, including (i) Adjusted OIBDA and Adjusted OIBDA Margin, each on a consolidated basis, (ii) Adjusted Free Cash Flow, (iii) rebased revenue and rebased Adjusted OIBDA growth rates, and (iv) consolidated leverage ratios. The following sections set forth reconciliations of the nearest GAAP measure to our non-GAAP measures, as well as information on how and why management of the Company believes such information is useful to an investor.
Adjusted OIBDA
On a consolidated basis, Adjusted OIBDA, a non-GAAP measure, is the primary measure used by our chief operating decision maker, or Chief Executive Officer, to evaluate segment operating performance. Adjusted OIBDA is also a key factor that is used by our internal decision makers to determine how to allocate resources to segments. As we use the term, Adjusted OIBDA is defined as operating income or loss before share-based compensation and other Employee Incentive Plan-related expense, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted OIBDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our Adjusted OIBDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted OIBDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income. A reconciliation of our operating income or loss to total Adjusted OIBDA is presented in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2024	2023	2024	2023
	in millions

Operating income (loss)	$127.7	$113.0	$(48.3)	$517.7
Share-based compensation and other Employee Incentive Plan-related expense[1]	25.1	10.9	84.0	88.7
Depreciation and amortization	238.4	302.7	968.3	1,008.3
Impairment, restructuring and other operating items, net	36.1	5.3	589.7	86.9
Adjusted OIBDA	$427.3	$431.9	$1,593.7	$1,701.6

Operating income (loss) margin[2]	11.1%	9.7%	(1.1)%	11.5%

Adjusted OIBDA margin[3]	37.1%	37.1%	35.8%	37.7%
1.Includes expense associated with our LTVP, the vesting of which can be settled in either common shares or cash at the discretion of Liberty Latin America’s Compensation Committee.
2.Calculated by dividing operating income or (loss) by total revenue for the applicable period.
3.Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.

Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted Free Cash Flow (Adjusted FCF), a non-GAAP measure, as net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, (ii) expenses financed by an intermediary, (iii) proceeds received in connection with handset receivables securitization, (iv) insurance recoveries related to damaged and destroyed property and equipment and (v) certain net interest payments or receipts incurred or received, including associated derivative instrument payments and receipts, in advance of a significant acquisition, less (a) capital expenditures, net, (b) principal payments on amounts financed by vendors and intermediaries, (c) principal payments on finance leases, (d) repayments made associated with a handset receivables securitization, and (e) distributions to noncontrolling interest owners. We believe that our presentation of Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted FCF as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our consolidated statements of cash flows.
The following table provides the reconciliation of our net cash provided by operating activities to Adjusted FCF for the indicated period:

	Three months ended		Year ended
	December 31,		December 31,
	2024	2023	2024	2023
	in millions

Net cash provided by operating activities	$398.6	$390.5	$756.3	$897.0
Cash payments for direct acquisition and disposition costs	2.9	0.9	7.9	5.9
Expenses financed by an intermediary[1]	54.2	44.6	198.8	176.9
Capital expenditures, net	(163.7)	(162.1)	(540.4)	(585.0)
Principal payments on amounts financed by vendors and intermediaries	(88.6)	(74.1)	(324.6)	(239.0)
Principal payments on finance leases	(0.2)	(0.3)	(0.9)	(1.0)
Proceeds from (repayments of) handset receivables securitization, net	(7.4)	18.4	19.2	18.4
Adjusted FCF before distributions to noncontrolling interest owners	195.8	217.9	116.3	273.2
Distributions to noncontrolling interest owners	(32.6)	(34.2)	(55.1)	(75.4)
Adjusted FCF	$163.2	$183.7	$61.2	$197.8
1.For purposes of our consolidated statements of cash flows, expenses financed by an intermediary, including value-added taxes, are treated as operating cash outflows and financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we add back the operating cash outflows when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

Rebase Information
Rebase growth rates are a non-GAAP measure. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the current year, we have adjusted our historical revenue and Adjusted OIBDA to include an estimate of the pre-acquisition amounts of acquired businesses, to the same extent they are included in the current year. The business that we acquired impacting the comparative periods relates to the LPR Acquisition (acquisition of spectrum and prepaid subscribers in Puerto Rico and USVI from EchoStar), which was completed on September 3, 2024.
In addition, we reflect the translation of our rebased amounts for the prior-year periods at the applicable average foreign currency exchange rates that were used to translate our results for the corresponding current-year periods.

We have reflected the revenue and Adjusted OIBDA of the acquired entities in our prior-year rebased amounts based on what we believe to be the most reliable information that is currently available to us (in the case of the LPR Acquisition, an estimated carve-out of revenue and Adjusted OIBDA associated with the acquired business), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired entities during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present their revenue and Adjusted OIBDA on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted OIBDA that would have occurred if this transaction had occurred on the date assumed for purposes of calculating our rebased amounts or the revenue and Adjusted OIBDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis and should be viewed as measures of operating performance that are a supplement to, and not a substitute for, U.S. GAAP reported growth rates.

The following tables provide the aforementioned adjustments made to the revenue and Adjusted OIBDA amounts for the periods indicated, to derive our rebased growth rates. Due to rounding, certain rebased growth rate percentages may not recalculate.

In the tables set forth below:
•reported percentage changes are calculated as current period measure, as applicable, less prior-period measure divided by prior-period measure; and
•rebased percentage changes are calculated as current period measure, as applicable, less rebased prior-period measure divided by rebased prior-period measure.

The following tables set forth the reconciliation from reported revenue to rebased revenue and related change calculations.

	Three months ended December 31, 2023
	C&W Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	Corporate	Intersegment eliminations	Total
	In millions

Revenue – Reported	$366.4	$206.1	$113.5	$353.5	$148.9	$5.0	$(29.8)	$1,163.6
Rebase adjustment:
Acquisition	—	—	—	9.5	—	—	—	9.5
Foreign currency	(1.9)	—	(1.3)	—	6.0	—	(0.2)	2.6
Revenue – Rebased	$364.5	$206.1	$112.2	$363.0	$154.9	$5.0	$(30.0)	$1,175.7

Reported percentage change	1%	1%	(3)%	(10)%	13%	(18)%	N.M.	(1)%

Rebased percentage change	2%	1%	(2)%	(13)%	9%	(18)%	N.M.	(2)%
N.M. – Not Meaningful.

	Year ended December 31, 2023
	C&W Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	Corporate	Intersegment eliminations	Total
	In millions

Revenue – Reported	$1,437.0	$742.6	$453.3	$1,417.7	$547.9	$23.5	$(110.9)	$4,511.1
Rebase adjustment:
Acquisition	—	—	—	12.4	—	—	—	12.4
Foreign currency	(6.2)	—	4.0	—	29.2	—	—	27.0
Revenue – Rebased	$1,430.8	$742.6	$457.3	$1,430.1	$577.1	$23.5	$(110.9)	$4,550.5

Reported percentage change	2%	3%	(1)%	(11)%	12%	(17)%	N.M.	(1)%

Rebased percentage change	2%	3%	(2)%	(12)%	6%	(17)%	N.M.	(2)%
N.M. – Not Meaningful.

The following tables set forth the reconciliation from reported Adjusted OIBDA to rebased Adjusted OIBDA and related change calculations.

	Three months ended December 31, 2023
	C&W Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	Corporate	Total
	In millions

Adjusted OIBDA – Reported	$160.0	$66.7	$61.5	$103.9	$57.9	$(18.1)	$431.9
Rebase adjustment:
Acquisition	—	—	—	1.1	—	—	1.1
Foreign currency	(0.8)	—	(0.2)	—	2.2	—	1.2
Adjusted OIBDA – Rebased	$159.2	$66.7	$61.3	$105.0	$60.1	$(18.1)	$434.2

Reported percentage change	5%	19%	(1)%	(23)%	16%	(55)%	(1)%

Rebased percentage change	6%	19%	—%	(24)%	11%	(55)%	(2)%

	Year ended December 31, 2023
	C&W Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	Corporate	Total
	In millions

Adjusted OIBDA – Reported	$596.9	$227.7	$261.5	$485.5	$203.1	$(73.1)	$1,701.6
Rebase adjustment:
Acquisition	—	—	—	1.4	—	—	1.4
Foreign currency	(2.7)	—	0.7	—	10.5	—	8.5
Adjusted OIBDA – Rebased	$594.2	$227.7	$262.2	$486.9	$213.6	$(73.1)	$1,711.5

Reported percentage change	6%	18%	(7)%	(36)%	13%	(23)%	(6)%

Rebased percentage change	7%	18%	(7)%	(37)%	7%	(23)%	(7)%
N.M. – Not Meaningful.
The following table sets forth the reconciliation from reported revenue by product for our C&W Caribbean segment to rebased revenue by product and related change calculations.

	Three months ended December 31, 2023
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$131.4	$106.1	$237.5	$128.9	$366.4
Rebase adjustment:
Foreign currency	(0.6)	(0.7)	(1.3)	(0.6)	(1.9)
Revenue by product – Rebased	$130.8	$105.4	$236.2	$128.3	$364.5

Reported percentage change	(2)%	6%	2%	—%	1%

Rebased percentage change	(1)%	7%	2%	1%	2%

The following table sets forth the reconciliation from reported revenue by product for our Liberty Puerto Rico segment to rebased revenue by product and related change calculations.

	Three months ended December 31, 2023
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Other revenue	Total revenue
	In millions

Revenue by product – Reported	$126.2	$162.6	$288.8	$55.6	$9.1	$353.5
Rebase adjustment:
Acquisition	—	9.5	9.5	—	—	9.5
Revenue by product – Rebased	$126.2	$172.1	$298.3	$55.6	$9.1	$363.0

Reported percentage change	(2)%	(16)%	(10)%	(21)%	32%	(10)%

Rebased percentage change	(2)%	(20)%	(13)%	(21)%	32%	(13)%

Non-GAAP Reconciliation for Consolidated Leverage Ratios
We have set forth below our consolidated leverage and net leverage ratios. Our consolidated leverage and net leverage ratios (Consolidated Leverage Ratios), each a non-GAAP measure, are defined as (i) the principal amount of debt and finance lease obligations less cash and cash equivalents and restricted cash related to debt divided by (ii) last two quarters of annualized Adjusted OIBDA. We generally use Adjusted OIBDA for the last two quarters annualized when calculating our Consolidated Leverage Ratios to maintain as much consistency as possible with the calculations established by our debt covenants included in the credit facilities or bond indentures for our respective borrowing groups, which are predominantly determined on a last two quarters annualized basis. For purposes of these calculations, adjusted total debt and finance lease obligations is measured using swapped foreign currency rates. We believe our consolidated leverage and net leverage ratios are useful because they allow our investors to consider the aggregate leverage on the business inclusive of any leverage at the Liberty Latin America level, not just at each of our operations. Investors should view consolidated leverage and net leverage as supplements to, and not substitutes for, the ratios calculated based upon measures presented in accordance with U.S. GAAP. Reconciliations of the numerator and denominator used to calculate the consolidated leverage and net leverage ratios as of December 31, 2024 and September 30, 2024 are set forth below:

	December 31, 2024		September 30, 2024
	in millions, except leverage ratios

Total debt and finance lease obligations	$8,080.2		$8,155.9
Discounts, premiums and deferred financing costs, net	63.2		55.6
Adjusted total debt and finance lease obligations	8,143.4		8,211.5
Less:
Cash and cash equivalents	654.3		588.6
Restricted cash related to debt[1]	13.0		13.0
Net debt and finance lease obligations	$7,476.1		$7,609.9

Operating income (loss)[2]:
Operating income for the three months ended June 30, 2024	N/A		$110.8
Operating loss for the three months ended September 30, 2024	$(379.6)		(379.6)
Operating income for the three months ended December 31, 2024	127.7		N/A
Operating loss – last two quarters	$(251.9)		$(268.8)
Annualized operating loss – last two quarters annualized	$(503.8)		$(537.6)
Adjusted OIBDA[3]:
Adjusted OIBDA for the three months ended June 30, 2024	N/A		$389.1
Adjusted OIBDA for the three months ended September 30, 2024	$403.1		403.1
Adjusted OIBDA for the three months ended December 31, 2024	427.3		N/A
Adjusted OIBDA – last two quarters	$830.4		$792.2
Annualized Adjusted OIBDA – last two quarters annualized	$1,660.8		$1,584.4

Consolidated debt and finance lease obligations to operating loss ratio	(16.2)	x	(15.3)	x
Consolidated net debt and finance lease obligations to operating loss ratio	(14.8)	x	(14.2)	x
Consolidated leverage ratio	4.9	x	5.2	x
Consolidated net leverage ratio	4.5	x	4.8	x
N/A – Not Applicable.
1.Amount relates to restricted cash at Liberty Puerto Rico that serves as collateral against certain letters of credit associated with the funding received from the FCC to continue to expand and improve our fixed network in Puerto Rico.

2.Operating income or loss is the closest U.S. GAAP measure to Adjusted OIBDA, as discussed in Adjusted OIBDA above. Accordingly, we have presented consolidated debt and finance lease obligations to operating income and consolidated net debt and finance lease obligations to operating income as the most directly comparable financial ratios to our non-GAAP consolidated leverage and consolidated net leverage ratios.
3.Adjusted OIBDA is a non-GAAP measure. See Adjusted OIBDA above for reconciliation of Adjusted OIBDA to the nearest U.S. GAAP measure for the three months ended December 31, 2024. A reconciliation of our operating income (loss) to Adjusted OIBDA for the three months ended September 30, 2024 and June 30, 2024 is presented in the following table:

	Three months ended
	September 30, 2024	June 30, 2024
	in millions

Operating income (loss)	$(379.6)	$110.8
Share-based compensation and other Employee Incentive Plan-related expense	15.9	16.0
Depreciation and amortization	245.4	236.7
Impairment, restructuring and other operating items, net	521.4	25.6
Adjusted OIBDA	$403.1	$389.1

Non-GAAP Reconciliations for Our Borrowing Groups
The financial statements of each of our borrowing groups are prepared in accordance with U.S. GAAP. We include certain financial measures for our C&W, Liberty Puerto Rico and Liberty Costa Rica borrowing groups in this press release that are considered non-GAAP measures, including: (i) Adjusted OIBDA; (ii) Adjusted OIBDA Margin; (iii) Proportionate Adjusted OIBDA, (iv) rebased revenue and (v) rebased Adjusted OIBDA.
Adjusted OIBDA is defined as operating income or loss before share-based compensation and other Employee Incentive Plan-related expense, depreciation and amortization, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Proportionate Adjusted OIBDA is defined as Adjusted OIBDA less the noncontrolling interests' share of Adjusted OIBDA. We believe these measures at the borrowing group level are useful to investors because they are one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measures may not be directly comparable to similar measures used by other public companies. These measures should be viewed as measures of operating performance that are a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income.

A reconciliation of C&W's operating income to Adjusted OIBDA and Proportionate Adjusted OIBDA is presented in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2024	2023	2024	2023
	in millions

Operating income	$112.6	$64.7	$385.4	$269.7
Share-based compensation and other Employee Incentive Plan-related expense	9.7	2.4	29.8	22.7
Depreciation and amortization	141.4	197.6	587.3	644.3
Related-party fees and allocations	25.5	24.7	95.1	89.3
Impairment, restructuring and other operating items, net	18.6	(1.2)	47.8	60.3
Adjusted OIBDA	307.8	288.2	1,145.4	1,086.3
Noncontrolling interests' share of Adjusted OIBDA	55.8	49.0	196.2	169.6
Proportionate Adjusted OIBDA	$252.0	$239.2	$949.2	$916.7
A reconciliation of Liberty Puerto Rico's operating income (loss) to Adjusted OIBDA is presented in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2024	2023	2024	2023
	in millions

Operating income (loss)	$(7.7)	$9.7	$(522.8)	$175.2
Share-based compensation and other Employee Incentive Plan-related expense	1.4	0.3	6.8	6.2
Depreciation and amortization	60.4	75.1	246.4	241.9
Related-party fees and allocations	9.8	12.0	44.8	49.5
Impairment, restructuring and other operating items, net	16.0	6.8	533.1	12.7
Adjusted OIBDA	$79.9	$103.9	$308.3	$485.5
A reconciliation of Liberty Costa Rica's operating income to Adjusted OIBDA is presented in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2024	2023	2024	2023
	CRC in billions

Operating income	19.8	18.1	64.3	55.5
Share-based compensation and other Employee Incentive Plan-related expense	0.1	0.1	0.7	0.9
Depreciation and amortization	13.5	12.2	51.2	51.3
Related-party fees and allocations	0.4	0.4	1.4	1.4
Impairment, restructuring and other operating items, net	0.4	—	0.6	1.1
Adjusted OIBDA	34.2	30.8	118.2	110.2

The following table sets forth the reconciliations from reported revenue for our C&W borrowing group to rebased revenue and related change calculations:

	Three months ended December 31, 2023	Year ended December 31, 2023
	in millions

Revenue – Reported	$660.6	$2,543.2
Rebase adjustment:
Foreign currency	(3.2)	(2.1)
Revenue – Rebased	$657.4	$2,541.1

Reported percentage change	1%	2%

Rebased percentage change	2%	2%
The following table sets forth the reconciliation from Adjusted OIBDA for our C&W borrowing group to rebased Adjusted OIBDA and related change calculations:

	Three months ended December 31, 2023	Year ended December 31, 2023
	in millions

Adjusted OIBDA – Reported	$288.2	$1,086.3
Rebase adjustment:
Foreign currency	(1.1)	(2.3)
Adjusted OIBDA – Rebased	$287.1	$1,084.0

Reported percentage change	7%	5%

Rebased percentage change	7%	6%